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                                                                    Exhibit 4.6

                                   AGREEMENT

        This Agreement is made and entered into as of February __, 1994 by and between Lewis Galoob Toys, Inc., a Delaware corporation (the "Company"), and __________________ (the "Holder"), the _____________________ of Galoob.

                             W I T N E S S E T H:

        WHEREAS, the Holder owns options (the "Current Options") issued under the Company's 1992 Senior Management Stock Option Plan to purchase ________ shares of the issued and outstanding common stock, $.01 par value per share (the "Common Stock"), of the Company at a variable exercise price ranging from $5.625 to $.01 per share pursuant to certain Stock Option Agreements between the Holder and the Company dated ______________ and ______________; and

        WHEREAS, it is the mutual desire of the parties hereto to provide for the exchange (the "Exchange") of the Current Options for (i) options (the "New Options") to purchase ______________ shares of Common Stock of the Company at an exercise price fixed at $9.00 per share, the last trading price of the Common Stock on the New York Stock Exchange received by the Board of Directors of the Company on January 27, 1994 before the Board of Directors approved the Exchange, and (ii) _________________ shares of Common Stock (the "Shares");

        NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.      Exchange of Current Options for the New Options and the Shares:
                Stockholder Vote.

                (a) Upon execution of this Agreement or as soon thereafter as is reasonably practicable, the Holder shall deliver to the Chief Administrative Officer of the Company such Holder's originally executed Stock Option Agreements with respect to the Current Options to the Company, and, in exchange therefor, the Company shall issue to the Holder the New Options and the Shares. The terms of the New Options will not vary in any respect materially adverse to the Holder from the terms of the Current Options.

                (b) The Company has authorized the issuance of the New Options and the Shares to be issued hereby, and the Company covenants and agrees that, when issued, the Shares and the shares of Common Stock underlying the New Options will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will be free and clear of all liens, claims, encumbrances and adverse interest of any nature whatsoever, except as set forth herein.
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                (c)    The parties acknowledge that the vote of the common
stockholders of the Company will be necessary to approve the Exchange, the stock grant plan with respect to the Shares and the stock option plan with respect to the New Options. The Company anticipates that such vote will occur at its 1994 Annual Meeting of Stockholders, unless a common stockholder meeting is held earlier. The Holder agrees not to sell any Shares or exercise any New Options prior to the date of stockholder approval. If the requisite vote of the common stockholders is not attained, this Agreement shall be null and void, and the Holder shall surrender to the Company his New Options and Shares, and the Company shall return the Current Options to the Holder.

        2. Restrictions of Transfer. (a) This Agreement is for the sole benefit of and binding upon the parties hereto, and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Holder may not transfer his New Options, except in accordance with the terms of the applicable stock option agreement with respect to the New Options.

        (b) Notwithstanding anything herein to the contrary, the Shares may only be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of under the terms set forth on Annex A. As applicable, the Shares will bear appropriate restrictive legends reflecting such restrictions.

        3. Entire Agreement. This Agreement constitutes the entire and only agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, of the parties in connection herewith. This Agreement may be modified only be a written instrument executed by the parties affected thereby.

        4. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to the conflicts of laws principles thereof.

        5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall be deemed





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necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

                                      -----------------------------------


                                      LEWIS GALOOB TOYS, INC.

                                      By:
                                         --------------------------------
                                         Name:
                                         Title:





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